Ex. 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form S-11 of Invesco Real Estate Income Trust Inc. of our report dated March 7, 2025, relating to the financial statements, and supplemental information, of Vida JV LLC, which appears in the Prospectus Supplement of Invesco Real Estate Income Trust Inc. dated March 25, 2025, which forms a part of this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 25, 2025